Perspective’s [212Pb]Bamzireotide Navoxetan (VMT-α-NET) Demonstrates Encouraging Safety, Durable Disease Control, and Robust Tumor Response Across Multiple Dose Cohorts in Phase 1/2a Trial in Advanced SSTR2-Expressing NETs

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Results presented at ESMO show a promising therapeutic index for [212Pb]VMT-α-NET
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Durable disease control in all three cohorts and 72% PFS at 18 months across all patients who received at least one treatment
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Robust activity observed at three dose levels across patient populations, with ORRs of 33% and 50% in Cohorts 2 and 3, respectively; higher responses were observed in Cohort 3 relative to Cohort 2 at early assessments
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[212Pb]VMT-α-NET continues to be well-tolerated, with no DLTs, and no discontinuations due to adverse events
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Aiming to complete Phase 3 site start-up preparations around year-end 2026, positioning us to rapidly activate clinical sites following regulatory alignment
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Conference call to be webcast today at 2 pm EDT / 8 pm CEST (join here)

SEATTLE, Oct. 23, 2026 -- Perspective Therapeutics, Inc. (“Perspective,” the “Company,” “we,” “us,” and “our”) (NYSE AMERICAN: CATX), a radiopharmaceutical development company pioneering advanced systemic treatments for cancers, today announced new interim results from its ongoing Phase 1/2a clinical trial of [212Pb]VMT-α-NET in patients with unresectable or metastatic somatostatin receptor type 2 (SSTR2) expressing neuroendocrine tumors (NETs). These data are being presented as a rapid oral presentation at the European Society for Medical Oncology (ESMO) Congress 2026 taking place October 23-27, 2026 in Madrid, Spain.

Neuroendocrine tumors are diagnosed in more than 12,000 people in the United States each year, and approximately 90% of gastroenteropancreatic (GEP) NETs express SSTR2, the target of [²¹²Pb]VMT-α-NET. In the ongoing Phase 1/2a study in patients with SSTR2-positive NETs who had not received prior radiopharmaceutical therapy, the objective response rate (ORR), including unconfirmed responses, was 33% in Cohort 2 (5.0 mCi, n=46) and 50% in Cohort 3 (6.0 mCi, n=20, as of September 10, 2026). For GEP-NETs patients with SSTR2 expression in all target lesions, responses were seen in 14 (37%) of 38 Cohort 2 patients, and in eight (47%) of 17 Cohort 3 patients. Disease control rate (DCR) was 89% and 95% in Cohorts 2 and 3, respectively, and progression-free survival (PFS) was 72% at 18 months across all cohorts. No dose-limiting toxicities (DLTs), Grade 4 or 5 treatment-emergent adverse events (TEAEs), or adverse event-related treatment discontinuations were reported. We aim to complete Phase 3 site start-up preparations around year-end 2026, positioning us to rapidly activate clinical sites following an End-of-Phase 2 meeting with the FDA, with Phase 3 initiation expected in 2027.

“These interim results reinforce the potential of VMT-α-NET to achieve a best-in-class profile, with robust tumor response, durable disease control and low incidence of high-grade adverse events,” said Thijs Spoor, Perspective’s Chief Executive Officer. “Success in radiopharmaceuticals requires a broad therapeutic window, and these data show our platform delivers: potent alpha radiation concentrated in the tumor, with tolerability that holds up across dose levels. Preparations for our first potential Phase 3 study are advancing, and we look forward to discussing the development plan with the FDA as we work toward the next stage of development.”

“These data from a substantially larger group of patients and longer follow-up provide a more comprehensive understanding of the clinical profile of VMT-α-NET,” said Markus Puhlmann, Perspective’s Chief Medical Officer. “We are very pleased with the evidence of sustained disease control alongside an encouraging safety profile observed to date, supporting VMT-α-NET’s potential in patients with SSTR2-positive neuroendocrine tumors. With regulatory engagement underway and manufacturing capacity scaling in parallel, we’re working to bring a potentially transformative new option to patients who need more choices.”

ESMO presentation based on analysis of 68 patients across three dose cohorts

The presentation provided initial cohort-level safety data in Cohorts 1, 2, and 3 of the study, as well as updated efficacy results from both patients in Cohort 1 (up to four treatments with 2.5 mCi of [²¹²Pb]VMT-α-NET), and initial results from all 46 patients in Cohort 2 (up to four treatments with 5.0 mCi) and all 20 patients in Cohort 3 (up to four treatments with 6.0 mCi). The analysis data cut-off date was September 2, 2026, approximately 20 weeks after the ASCO 2026 data cut-off date.

Efficacy: Objective responses in Cohorts 2 and 3, with disease control in at least 89% of patients in each cohort

	Cohort 1 2.5 mCi (n=2)	Cohort 2 5.0 mCi (n=46)	Cohort 3 6.0 mCi (n=20)
Objective response rate	0 of 2 (0%)	15 of 46 (33%)	10 of 20 (50%)*
Disease control rate	2 of 2 (100%)	41 of 46 (89%)	19 of 20 (95%)
Objective response rate in GEP-NET patients whose target lesions all express SSTR2	0 of 2 (0%)	14 of 38 (37%)	8 of 17 (47%)*

*Includes two additional unconfirmed partial responses reported as of September 10, 2026. Objective response rate includes confirmed and unconfirmed responses. Disease control rate includes complete response, partial response, and stable disease. Cohort size and follow-up differ across cohorts.

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Durable disease control: PFS rate was 86% at six months, 74% at 12 months, and 72% at 18 months across Cohorts 1, 2, and 3.
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Cohort 2: Robust tumor response observed. Fifteen out of 46 (33%) patients experienced an initial response; 14 of those responses were confirmed. One patient experienced an initial response 72 weeks after their first treatment, remains on study, and is expected to receive subsequent tumor assessment. A further 13 patients with stable disease in Cohort 2 remain in study as of September 10, 2026.
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Cohort 3: Higher responses were observed in Cohort 3 relative to Cohort 2 at early assessments. Ten out of 20 (50%) patients in Cohort 3 experienced an initial response, with eight responses occurring as of September 2, 2026 and two more reported as of September 10, 2026. Five of those responses were confirmed as of September 2, 2026, and an additional response was confirmed as of September 10, 2026. All four patients with responses pending confirmation remain on study and are expected to receive subsequent tumor assessment. A further eight patients with stable disease in Cohort 3 remain in study as of September 10, 2026.
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GEP-NET patients whose target lesions all express SSTR2: Responses were seen in 14 (37%) of 38 Cohort 2 patients, and in eight (47%) of 17 Cohort 3 patients.

Safety: No dose-limiting toxicities and no discontinuations due to adverse events

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[212Pb]VMT-α-NET continues to be well-tolerated.
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There were no reports of DLTs, no treatment-related discontinuations, and no serious adverse events (SAEs) related to the study medication during the TEAE window at this point in the study.
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A low incidence of high-grade TEAEs (20 out of 68 patients, or 29%) was observed, all of which were Grade 3.
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No dysphagia and no myelodysplastic syndrome were reported.
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Two patients (2.9%) had Grade 3 renal events, and renal function continues to be characterized over longer follow-up.

Additional data presentations at upcoming conferences

The Company will present additional data in the coming weeks: at the NANETS 2026 Multidisciplinary NET Medical Symposium, November 5, 2026, and the EORTC-NCI-AACR (ENA) Symposium, November 20, 2026.

Conference call today

Perspective will webcast a conference call today at 2 pm EDT / 8 pm CEST to discuss the data presented at the ESMO Congress 2026. Webcast details are available on the Events page of the Company's website. A question-and-answer session will follow the formal presentation.

About [²¹²Pb]VMT-α-NET

Perspective designed [212Pb]VMT-α-NET to target somatostatin receptor subtype 2 (SSTR2), and to deliver the alpha-emitting radioisotope lead-212, or ²¹²Pb, to tumor sites expressing SSTR2. The Company is conducting a multi-center, open-label, dose-escalation and dose-expansion study (clinicaltrials.gov identifier NCT05636618) of [212Pb]VMT-α-NET in patients with unresectable or metastatic SSTR2-positive tumors who have not received prior radiopharmaceutical therapies (RPT).

About Neuroendocrine Tumors

Neuroendocrine tumors form in cells that interact with the nervous system or in glands that produce hormones. They can originate in various parts of the body, most often in the gut or the lungs, and can be benign or malignant. Neuroendocrine tumors are typically classified as pancreatic neuroendocrine tumors or non-pancreatic neuroendocrine tumors. According to cancer.net, it is estimated that more than 12,000 people in the United States are diagnosed with a NET each year. Importantly, neuroendocrine tumors are associated with a relatively long duration of survival compared to other tumors, and as a result, there are over 250,000 people living with this diagnosis.1

About Perspective Therapeutics, Inc.

Perspective Therapeutics, Inc. is a radiopharmaceutical development company pioneering advanced treatments for cancers throughout the body. The Company has proprietary technology that utilizes the alpha-generating isotope 212Pb to deliver powerful radiation specifically to cancer cells via specialized targeting moieties. The Company is also developing complementary imaging techniques that incorporate the same targeting moieties, creating an opportunity to personalize treatment and optimize patient outcomes. This "theranostic" approach enables visualization of the specific tumor and subsequent treatment, potentially improving efficacy and minimizing toxicity.

The Company is advancing a portfolio of clinical-stage programs in the U.S., including bamzireotide navoxetan (VMT-α-NET, neuroendocrine tumors), lapemelanotide zapixetar (VMT01, melanoma), and PSV359 (solid tumors).

The Company is expanding its regional finished drug product candidate supply network, enabled by its proprietary 224Ra/212Pb generator platform used to manufacture clinical drug product candidates, to support the delivery of patient-ready drug product candidates for clinical trials and, if approved, commercial operations.

For more information, please visit the Company's website at www.perspectivetherapeutics.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995. Statements in this press release that are not statements of historical fact are forward-looking statements. Words such as "may," "will," "should," "expect," "plan," "anticipate," "could," "intend," "target," "project," "estimate," "believe," "predict," "potential," or "continue," or the negative of these terms or other similar expressions are intended to identify forward-looking statements, though not all forward-looking statements contain these identifying words. Forward-looking statements in this press release include statements concerning, among other things, the Company’s proprietary technology, imaging techniques and product candidates, including VMT-α-NET, PSV359, and VMT01, and related treatment opportunities in connection therewith; the Company’s understanding regarding the clinical profiles of its product candidates, including VMT-α-NET, PSV359, and VMT01; the Company’s belief that interim data reinforce the best-in-class potential of VMT-α-NET; the Company’s preclinical and clinical development plans and the expected timing for the release of additional data from its clinical programs; the anticipated clinical benefits of the Company’s product candidates relative to existing therapies; the Company’s expectations regarding regulatory engagement and pathways for its product candidates; the Company’s expectations regarding its interactions with regulatory agencies, including the FDA, and the expected timing thereof; the Company’s regional distribution and manufacturing capabilities; and other statements that are not historical fact.

The Company may not actually achieve the plans, intentions, or expectations disclosed in the forward-looking statements, and you should not place undue reliance on the forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the Company's actual results to differ materially from the results described in or implied by the forward-looking statements. Known risk factors include (without limitation) that the Company’s clinical trials may be more costly or take longer to complete than anticipated, or may never be completed, or may not generate results that warrant future development of the tested product candidate; regulatory authorities may not grant or may delay approval for our product candidates; the Company may elect to change its strategy regarding its product candidates and clinical development activities; economic and market conditions may worsen; the Company’s ability to successfully prepare for and initiate a registrational Phase 3 clinical trial of VMT-α-NET, including whether the FDA agrees with the Company’s proposed Phase 3 development plan; whether the Company will be able to initiate the anticipated Phase 3 trial in 2027; the Company’s ability to establish, maintain and expand its regional distribution and manufacturing capabilities; and risks related to the sufficiency of the Company’s cash resources for its future operating expenses and capital expenditures. A more complete discussion of the risks and uncertainties facing the Company appears under the heading “Risk Factors” in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”), in the Company’s other filings with the SEC, and in the Company’s future reports to be filed with the SEC and available at www.sec.gov. Forward-looking statements contained in this news release are made as of this date. Unless required to do so by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Media and Investor Relations Contacts:

Perspective Therapeutics IR:
Annie J. Cheng, CFA
ir@perspectivetherapeutics.com

ENTENTE Network of Companies
Katie Morris, PhD
katiemorris@ententeinc.com

[1]Dasari A et al. JAMA Netw Open 2025;8:e2515798.